UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 23, 2009

LIN TV Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31311	05-0501252
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Four Richmond Square, Suite 200, Providence, Rhode Island 02906

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:           (401) 454-2880

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)  William A. Cunningham, the Vice President Controller and principal accounting officer of LIN TV Corp. (“LIN TV”) and its wholly-owned subsidiary LIN Television Corporation (“LIN Television”) resigned from LIN TV and LIN Television effective as of March 31, 2009 and his responsibilities have been reassigned as of March 23, 2009.  Mr. Cunningham is resigning to pursue other opportunities and has no disagreements with LIN TV or LIN Television.

(c)  On March 26, 2009, LIN TV announced the appointment of Nicholas N. Mohamed as LIN TV’s Vice President Controller effective on March 31, 2009.  Effective as of March 23, 2009, Mr. Mohamed assumed the responsibilities of principal accounting officer of LIN TV and LIN Television. Mr. Mohamed has been LIN TV's Vice President Finance since February, 2009.

From May 2007 to December 2008, Mr. Mohamed, age 33, was Director of Finance Mergers and Acquisitions at Sensata Technologies, Inc.  Prior to joining Sensata Technologies, Inc., Mr. Mohamed served as a Director at PricewaterhouseCoopers LLP in its Transaction Services group, where he was employed in various positions since September 1997.

In connection with Mr. Mohamed’s appointment, the Compensation Committee of LIN TV’s Board of Directors approved the grant to Mr. Mohamed of an option to purchase 40,000 shares of LIN TV's class A common stock. The option vests over a period of four years, with 25% of the option vesting on each anniversary of the grant date, beginning one year from the date of grant.

LIN TV and LIN Television entered into an employment agreement with Mr. Mohamed, effective as of February 18, 2009. The agreement provides for Mr. Mohamed to receive a base salary of $180,000 and to be eligible for an annual bonus in an amount up to $63,000. 75% of the target bonus amount will be payable in such amount as is determined by the President and CEO of LIN TV and the Compensation Committee based upon their assessment of such factors as they determine are relevant, such as financial performance or management’s achievement of certain goals that may be established by the President and CEO and the Board.  The remaining 25% of the target bonus amount will be payable based upon achievement of certain revenue and EBITDA targets established by the President and CEO of LIN TV together with the Board of Directors of LIN TV. The term of the agreement will continue each year unless either LIN TV, LIN Television or Mr. Mohamed terminates it. In the event that the employment agreement is terminated by LIN TV or LIN Television “without cause” or by Mr. Mohamed for “good reason” as defined in the agreement, Mr. Mohamed will be entitled to receive as a severance payment the amount of his base salary and a payment equal to the bonus he received in the prior year. In addition, during the twelve-month period following a termination of Mr. Mohamed’s employment by LIN TV or LIN Television “without cause” or by Mr. Mohamed for “good reason,” LIN Television will continue to pay the employer’s portion of Mr. Mohamed’s health and dental insurance premiums. Mr. Mohamed has agreed to preserve all confidential and proprietary information relating to LIN TV’s and LIN Television’s business during and after the term of the agreement. In addition, Mr. Mohamed has agreed to non-competition and non-solicitation provisions that are in effect during the term of the agreement and for one year thereafter. Upon a change of control transaction or if either LIN TV or LIN Television terminate Mr. Mohamed’s employment in anticipation of a change of control transaction, the agreement provides that the stock options that LIN TV granted to Mr. Mohamed (representing the right to purchase 40,000 shares of LIN TV's class A common stock) will become fully vested. The summary of the employment agreement in this Current Report on Form 8-K is qualified in its entirety by reference to the full text of the employment agreement attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

10.1 Employment Agreement between LIN TV Corp., LIN Television Corporation and Nicholas N. Mohamed, effective February 18, 2009.

99.1 Press Release dated March 26, 2009 (furnished herewith).

SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIN TV Corp.

Date: March 26, 2009	By: /s/ Richard J. Schmaeling
Name:  Richard J. Schmaeling
Title:     Senior Vice President Chief Financial Officer